UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) December 9, 2011
MetLife Insurance Company of Connecticut

(Exact Name of Registrant as Specified in Its Charter)
Connecticut

(State or Other Jurisdiction of Incorporation)

33-03094	06-0566090

(Commission File Number)	(IRS Employer Identification No.)

One Cityplace, Hartford, Connecticut	06103-3415

(Address of Principal Executive Offices)	(Zip Code)
860-308-1000

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
In October 2010, the Financial Accounting Standards Board issued new guidance regarding accounting for deferred acquisition costs (Accounting Standards Update 2010-26, Financial Services — Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts) (“ASU 2010-26”), effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. ASU 2010-26 specifies that only costs related directly to successful acquisition of new or renewal contracts can be capitalized as deferred acquisition costs (“DAC”); all other acquisition-related costs must be expensed as incurred. As a result, sales manager compensation and administrative costs currently capitalized by MetLife Insurance Company of Connecticut and its subsidiaries (the “Company”) will no longer be deferred. The Company plans to adopt ASU 2010-26 effective January 1, 2012 and to apply it retrospectively to all prior periods presented in its consolidated financial statements for all insurance contracts. The Company estimates that DAC will be reduced by approximately $525 million to $775 million and total equity will be reduced by approximately $350 million to $500 million, net of tax, as of the date of adoption. In addition, the Company expects a reduction in prior period earnings as a result of applying the new guidance retrospectively. The final impacts may be different due to changes in financial market performance, DAC assumption updates and sales.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE INSURANCE COMPANY OF CONNECTICUT
By:	/s/ Christine M. DeBiase
	Name:	Christine M. DeBiase
	Title:	Vice-President and Secretary

Date: December 9, 2011